                                       --------------------------------------
FORM 3                                              OMB APPROVAL
                                       --------------------------------------
                                         OMB Number               3235-0104
                                         Estimated average burden
                                         hours per response             0.5
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                    U. S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940


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1. Name and Address of Reporting Person

   Elan International Services, Ltd.
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   (Last)               (First)              (Middle)

   102 St. James Court
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                        (Street)

   Flatts Smiths          SL04               Bermuda
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   (City)                (State)              (Zip)

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2. Date of Event Requiring Statement (Month/Day/Year)


   1/21/98
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3. IRS or Social Security Number of Reporting Person (Voluntary)



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4. Issuer Name and Ticker of Trading Symbol


   Endorex Corp. (ENDR)
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5. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [ ] Director
   [X] 10% Owner
   [ ] Officer (give title below)
   [ ] Other (specify below)


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6. If Amendment, Date of Original (Month/Day/Year)



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




                           TABLE I--NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
-----------------------------------------------------------------------------------------------------------------
 1. Title of Security   2. Amount of Securities   3. Ownership         4. Nature of Indirect Beneficial Onwership
    (Instr. 4)             Beneficially Owned        Form: Direct         (Instr. 5)
                           (Instr. 4)                (D) or Indirect
                                                     (I) (Instr. 5)
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
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Common Stock                307,692                        D
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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                                  (Print or Type Responses)

                                                                        (Over)
                                                               SEC 1473 (3/94)


       TABLE II--DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
----------------------------------------------------------------------------------------------------------------------------------
  1. Title of Derivative   2. Date Exer-         3. Title and Amount of Securities   4. Conver-      5. Owner-     6. Nature of
     Security (Instr. 4)      cisable and           Underlying Derivative Security      sion or         ship          Indirect
                              Expiration            (Instr. 4)                          Exercise        Form of       Beneficial
                              Date              -----------------------------------     Price of        Deriv-        Ownership
                              (Month/Day/Year)                                          Deriv-          ative         (Instr. 5)
                          ---------------------                           Amount        ative           Security
                                                                          or            Security        Direct
                           Date       Expira-            Title            Number                        (D) or
                           Exer-      tion                                of                            Indirect
                           cisable    Date                                Shares                        (I)
                                                                                                        (Instr. 5)
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
----------------------------------------------------------------------------------------------------------------------------------
Warrant                     1/22/98   1/21/04     Common Stock               230,770     $10.00              D
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Series B Convertible
  Preferred Stock           1/22/98   1/22/03     Common Stock             1,068,000     $ 7.50              D
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

Explanation of Responses:

Fully Diluted ownership interest of 14.16% (based upon 9,736,641 outstanding shares of Common Stock, as reported under Item 5 in the Issuer's quarterly report on Form 10-Q for the quarter ended September 30, 1997), assuming conversion of Reporting Person's derivative securities.


              ELAN INTERNATIONAL SERVICES, LTD.

              By: /s/
              ----------------------------------------     ------------------
              Kevin Insley                                        Date
              Director

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.



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                                                                SEC 1473 (3/94)